Exhibit 10.1

COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF PUBLIC UTILITIES

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Joint Petition for Approval of a Merger between	)	D.P.U. 10-170
NSTAR and Northeast Utilities	)
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SETTLEMENT AGREEMENT

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Joint Petition for Approval of a Merger between	)	D.P.U. 10-170
NSTAR and Northeast Utilities	)
)

SETTLEMENT AGREEMENT

WHEREAS, this Settlement Agreement (“Settlement” or “Settlement Agreement”) is entered into by and among NSTAR Electric Company (“NSTAR Electric”) and NSTAR Gas Company (“NSTAR Gas”), along with their holding company parent, NSTAR, and Western Massachusetts Electric Company (“WMECO”), along with its holding company parent Northeast Utilities (“NU”) (the corporate entities together, and their successors, the “Joint Petitioners”), the Department of Energy Resources (“DOER”), and the Attorney General of the Commonwealth (“Attorney General”) with regard to the proposed merger transactions as set forth in the Merger Agreement between the holding companies NU and NSTAR (“Proposed Merger”).

WHEREAS, NU and NSTAR filed the Proposed Merger before the Department of Public Utilities (“Department”) for approval pursuant to G.L. c. 164, § 96, and the Settling Parties have engaged in discovery, hearings, briefing and negotiations concerning the Proposed Merger.

WHEREAS, the Settling Parties have raised competing and disputed claims with regard to the various issues contained in the Proposed Merger but wish to resolve those matters on mutually agreeable terms, and without establishing any new precedent or principle applicable to any other proceedings.

WHEREAS, the Settling Parties intend that both customers and shareholders receive the full value of the settled issues, and not some substitute regulatory treatment of lesser value either now or in the future, and agree that no terms of this Settlement Agreement or supporting workpapers, calculations, or proposed tariffs will be used or interpreted to diminish, in any way, the intended customer or shareholder benefit related to this Settlement Agreement.

WHEREAS, it is the objective of the Settling Parties to ensure that the impacts of the Proposed Merger to Massachusetts customers of the merged entity will operate in a way that achieves comparability with other states with respect to merger savings, service improvements and employment impacts, and the Settling Parties have structured this Settlement Agreement to achieve such comparability.

NOW THEREFORE, in consideration of the exchange of promises and covenants herein contained, the legal sufficiency of which is hereby acknowledged, the Settling Parties agree, subject to approval by the Department as follows:

ARTICLE I: INTRODUCTION

(1)	On November 24, 2010, the Joint Petitioners filed with the Department a petition for approval of the Proposed Merger as set forth in their Merger Agreement dated October 16, 2010, as amended on November 1, 2010 and December 16, 2010.

(2)	A copy of the supporting testimony, discovery responses and exhibits for the Proposed Merger is filed with the Department as the evidentiary record in this proceeding.

(3)	This Settlement Agreement is intended to resolve only those issues as specified in Article II and Article III.

ARTICLE II

(1)

APPROVAL OF THE PROPOSED MERGER: The Settling Parties agree that the Proposed Merger between NSTAR and NU set forth in the Merger Agreement and proposed to be approved by the Department in this proceeding is consistent with the public interest as required by G.L. c. 164, § 96; that approval of the Proposed Merger does not constitute approval of the merger or consolidation of the separate Operating Companies, NSTAR Electric, NSTAR Gas or WMECO, each of which will remain legally and functionally separate companies and independently subject to the Department’s jurisdiction under G.L. c. 164, § 1 et seq. on and after the closing of the Proposed Merger, until such time that a proposal may be made to the Department under G.L. c. 164, § 96 for consolidation of one or more of the Operating Companies and the proposal is subsequently approved by the Department; that following the Proposed Merger, the Operating Companies will continue to be subject to the same obligations that were respectively held by each of those companies prior to the Proposed Merger; and that further action, pursuant to G.L. c. 164, § 21, is not required to consummate the Proposed Merger.

(2)

MERGER RATE CREDIT: The Operating Companies shall provide a one-time, non-recoverable $21 million rate credit to customers to be applied on the first billing cycle in the next billing month following the closing of the Proposed Merger. The Operating Companies shall allocate the credit as follows: $15 million for NSTAR Electric customers, $3 million for NSTAR Gas customers, and $3 million for WMECO customers. The credit at the Operating Company level will be allocated to retail customer classes (i.e., residential, small commercial & industrial and large commercial and industrial) based upon their proportional share of the monthly customer charges and will appear on the bill as a uniform dollar amount credit for each separate customer class as a separate line item, along with an explanatory bill message. For each individual Operating Company, all customers within a retail customer class shall receive the same rate credit dollar amount. The application of this credit shall not prevent customers from enjoying any other rate reductions or benefits related to the Proposed Merger.

(3)	BASE DISTRIBUTION RATE FREEZE: The base distribution rates of the Operating Companies in effect on January 1, 2012, shall be frozen for forty-four (44) months, but in no event shall new rates go into effect earlier than January 1, 2016 (the “Base Rate Freeze Period”). Rate reconciling mechanisms and other formula rates now pending or approved by the Department as of January 1, 2012, will not be affected by this Settlement Agreement. The Operating Companies shall not file for approval of or propose new formula rates, tariffs, or other charges, including but not limited to: earning sharing mechanisms, capital trackers, or revenue decoupling mechanisms during the Base Rate Freeze Period under G.L. c. 164, § 94, or pursuant to the Settlement Agreement approved in D.T.E. 05-85, as applicable (“Prohibited Filings”), unless specifically mandated by statutes enacted after the date of this Settlement Agreement; provided that if a new formula rate, tariff, or other charge is implemented pursuant to a statutory mandate enacted after the date of this Settlement Agreement, no costs recoverable under the new formula rate, tariff, or other charge may be also recoverable as exogenous costs. The Operating Companies also hereby relinquish and waive any right to file for approval of Prohibited Filings from January 1, 2012, to the commencement of the Base Rate Freeze Period. Prohibited Filings by the Operating Companies exclude the filings made pursuant to Article II, §§ (4) through (9), below.

(4)

RATE CASE MANAGEMENT. No more than two of the Operating Companies may have base distribution rate proceedings for changes to distribution rates effective after December 31, 2015 filed pursuant to G.L. c. 164, § 94 pending before the Department. If two of the Operating Companies have filings for a change in base distribution rates effective after December 31, 2015 pending before the Department, then the Operating Companies agree that a petition for a base-rate change for the third company shall be lagged for a period of at least six months from the later date of the initial filings for either of the first two Operating Companies, exclusive of the initial fourteen-day period after filing during which G.L. c. 164, § 94 prohibits schedules of rates, prices and charges from becoming effective. This provision on rate-case management shall apply only to the first base-rate cases filed for effect after the expiration of the Base Rate Freeze Period.

(5)

EXOGENOUS ADJUSTMENTS: During the Base Rate Freeze Period, distribution rates shall be subject to adjustment up or down for exogenous factors. Eligibility for exogenous cost recovery or rate credit shall be allowed in accordance with the exogenous factors established by the Department in Boston Gas Company, D.P.U. 96-50 (Phase I) (1996) and shall be applicable only for factors that occur after the approval of this Settlement Agreement. The dollar threshold for qualification as an exogenous factor in any calendar year covered by this Settlement Agreement shall be determined by multiplying the total distribution revenues of that year by a factor of 0.003212. Regarding property tax cost changes associated solely with the change in valuation methodology affirmed by the Massachusetts Supreme Judicial Court in Boston Gas Company v. Board of Assessors of Boston, 458 Mass. 715 (2011), and established by the Appellate Tax Board by ruling issued on April 21, 2011 in Docket F275055, F275056, the Companies are not precluded, despite the date of the Supreme Judicial Court ruling, from filing for exogenous cost recovery for these costs. The Attorney General and DOER reserve all rights regarding disputing the substance of any such exogenous cost filings made by the Companies.

(6)	CAPITAL PROJECTS SCHEDULING LIST: On the first of the month following the date of the Department’s approval of the Proposed Merger, the Capital Projects Scheduling List (“CPSL”) rate put into effect on January 1, 2012 in D.P.U. 11-90 shall be reduced to a rate of $0.00069 per kWh, which is designed to recover $15 million in annual CPSL costs. The CPSL program approved in the D.T.E. 05-85 Rate Settlement Agreement will be extended through the end of the Base Rate Freeze Period and will be limited to the recovery of no more than $15 million in annual costs. To demonstrate its CPSL activities, NSTAR Electric shall file a written report to the Department and submit copies to DOER and the Attorney General, annually, demonstrating that the annual cost of the CPSL program activities (including operating and maintenance expense and the revenue requirement for CPSL capital projects completed since January 1, 2006) is $15 million or greater; and (2) that over the four-year period 2012-2015, the aggregate number of inspections completed through CPSL for stray voltage, overhead utility poles and underground manholes shall equal the aggregate number of inspections completed over the four-year period 2007-2010, or 396,753 total inspections. If the aggregate number of inspections over the period 2012-2015 is less than 396,753 inspections, then NSTAR Electric shall credit customers with an amount equal to the percentage shortfall times $60 million. The CPSL rate shall be deemed to fully recover NSTAR Electric’s CPSL program costs and shall not be increased to collect any more than $15 million annually; provided that the CPSL rate may be reduced to recognize any disallowances of CPSL expenditures resulting from a finding that those expenditures were not reasonably or prudently incurred. The CPSL charge shall terminate with the implementation of new base rates for NSTAR Electric, and recovery of CPSL-type costs shall occur through base rates thereafter; except that NSTAR Electric shall be entitled to recover its full $15 million allowance for CPSL-related activities performed in 2015 in 2016, and provided that, during the Base Rate Freeze Period, adjustments to the fixed CPSL rate shall be allowed to accommodate applicable Department decisions on currently outstanding annual CPSL program filings for the years 2006-2011.

(7)

LOST BASE REVENUES: During the Base Rate Freeze Period, NSTAR Electric shall recover lost base revenues (“LBR”) associated with energy efficiency savings through the Energy Efficiency Recovery Factor (“EERF”). LBR recoveries shall be based on energy efficiency savings verified through annual reports to the Department for installations made during the Base Rate Freeze Period. In order to comply substantially with the Department’s directives in D.P.U. 07-50-A to decouple base revenues from the effects of energy efficiency programs, LBR shall be calculated, beginning January 1, 2012 and for the duration of the Base Rate Freeze Period, as the product of: (1) the cumulative amount of the annual energy efficiency program kilowatt-hour savings beginning January 1, 2012, as determined, verified, and adopted by the Department in NSTAR Electric’s 2012 Energy Efficiency Annual Report (to be filed August 2013) and each Energy Efficiency Annual Report filed thereafter, multiplied by (2) the average respective rate by residential, low income and C&I segments, as approved by the Department. There shall be no offset to such savings made by subtracting savings achieved in a year prior to 2012 as is currently done in the recovery of LBRs sought by NSTAR Electric in D.P.U. 10-06 and D.P.U. 11-40. NSTAR Electric shall compute LBR based on monthly installations and shall exclude LBR associated with energy efficiency spending by Cape Light Compact. Nothing in this Settlement Agreement is intended to affect the Department’s determination of LBR recovery by NSTAR Electric during the D.P.U. 05-85 Rate Settlement at issue in D.P.U. 10-06, D.P.U. 11-40 and D.P.U. 12-xx (to be filed on May 1, 2012 regarding LBR in 2011). Aside from the Department’s final determinations in D.P.U. 10-06, D.P.U. 11-40 and D.P.U. 12-xx, NSTAR Electric shall not recover LBRs associated with pre-2012 energy efficiency installations for any period after December 31, 2011, other than to recovery the normal recovery lag and true-up associated with these filings. For NSTAR Gas, LBR shall be calculated using the methodology currently in place for Massachusetts local natural gas distribution companies.

(8)	STORM COST RECOVERY: Storm costs incurred by NSTAR Electric in 2011 for Tropical Storm Irene and the snowstorm in October 2011 will be excluded from the storm fund calculation and will be deferred at Prime Rate, in recognition of the two year delay in recovery, to be recoverable in rates over a five-year period beginning January 1, 2014. Before those storm costs may be recovered in rates, such costs shall be subject to a Department adjudicatory hearing and reviewed for prudence and reasonableness. Storm Cost Recovery amounts shall only include incremental costs. For Storm Cost Recovery ratemaking purposes, an incremental cost is defined as those actual and required costs directly attributable to the emergency response and not otherwise represented or recoverable by the Operating Companies in any other rate, charge or tariff. Storm cost recovery for WMECO shall occur in conformance with the Department’s directives in D.P.U. 10-70; provided that WMECO shall not seek recovery for storm costs incurred in relation to the October 2011 snow storm until after the Department has issued a final order in D.P.U. 11-119-C.

(9)	RATE DESIGN: No later than November 1, 2012, WMECO shall file a revenue-neutral rate design plan with the Department to realign customer rates in a manner that coincides with the decline in the transition charge resulting from the termination of the pay-down of the securitized bonds, which is expected to occur during May of 2013, and in a manner that is consistent with the Department’s rate design principle of rate continuity and gradualism to address open rate design issues cited in the Department’s order in D.P.U. 10-70. Prior to filing with the Department, WMECO will consult with the Attorney General to develop a proposal so that the combination of this distribution rate realignment and the reduction in the transition charge preclude a cumulative increase in rates to any rate class. Furthermore, any distribution rate increase to a class shall be set on a uniform cents per kilowatt-hour basis, unless WMECO and the Attorney General agree prior to filing that customers would be more reasonably and equitably served by a different approach. WMECO shall consult with the Attorney General’s office at least 30 days prior to the filing to review and discuss the proposals that will be made in the rate design filing.

(10)

ACCOUNTING FOR GOODWILL: The transaction value recorded on the books of NSTAR LLC (the post-closing holding company that will be the sole shareholder of NSTAR Electric and NSTAR Gas) upon the close of the Proposed Merger will include goodwill as defined under generally accepted accounting principles. The Settling Parties agree that the goodwill resulting from the Proposed Merger will not be recorded on the books of Operating Companies unless required by rule or directive of the Securities Exchange Commission or generally accepted accounting principles. If so required, the Operating Companies shall quantify the goodwill and its effects recorded on the financial books of account and shall exclude that amount from any ratemaking calculation used to set customer rates, tariffs or charges.

(11)	NET BOOK VALUE OF UTILITY ASSETS: In completing the Proposed Merger transaction, the Operating Companies shall not make any accounting adjustment that has the result of increasing the net book value of utility assets for ratemaking purposes.

(12)	ACCOUNTING TREATMENT OF MERGER-RELATED COSTS: No transaction costs incurred to negotiate, draft, or execute the merger agreement, or to obtain the regulatory and shareholder approvals required to consummate the Proposed Merger, shall be recorded on the books of the Operating Companies. Such transaction costs will be recorded at the parent company level and not allocated or assigned to the Operating Companies. Integration costs, such as costs incurred to identify cost-reduction opportunities, to reorganize operations, or to consolidate information systems, or that are otherwise incurred for the purpose of reducing operating costs of the Operating Companies, may be recorded on the books of the Operating Companies or charged to the Operating Companies by a service company, in an appropriate proportion.

(13)	AMORTIZATION OF COSTS FOR RATEMAKING PURPOSES: For ratemaking purposes, the Operating Companies shall amortize merger-related transaction and integration costs over a 10-year period following the approval of this Settlement Agreement.

(14)

FUTURE RATEMAKING FOR MERGER COSTS: Subject to Department review and approval, transaction and reasonable integration costs from the Proposed Merger shall be eligible for recovery in a future distribution rate proceeding through the retention of merger-related synergies to the extent that merger-related savings are demonstrated to equal or exceed those costs. The compensation for departing employees subsequently rehired or retained as outside consultants shall be excluded from the merger-related savings calculations. Merger-related payments made to officers leaving the employ of NSTAR, NU, any of the temporary or surviving entities engaged in the proposed merger transactions, the Operating Companies, or their successors (together, the “post-merger organization”) in the category of “change of control” payments, or to executives remaining with the post-merger organization in the category of “retention payments,” shall be recorded at the parent company level upon the merger close and shall not be eligible for recovery as a merger-related cost or otherwise from customers.

(15)	MERGER-RELATED INTEGRATION REPORTING: Actual transaction costs by account shall be reported to the Department in a compliance filing made within ninety (90) days of the close of the Proposed Merger. In addition, the Operating Companies shall each provide to the Attorney General and to DOER, as of January 1, 2014 and 2015 (and each January 1 thereafter until each respective Operating Company files a base-rate proceeding), interim reports on the previous calendar year’s merger integration efforts organized by functional area, including but not limited to merger-related costs incurred, supporting documentation, any savings achieved attributable to the merger integration efforts and the effects the merger integration efforts had on the Operating Companies (“Annual Interim Reports”). At least 60 days prior to the filing of the first base-rate proceeding following the Base Rate Freeze Period for NSTAR Electric, NSTAR Gas or WMECo, the respective Operating Company shall submit a final merger integration report to the Attorney General and to DOER developed utilizing the same manner of information used to compile the Annual Interim Reports.

(16)	NOTICE OF FACILITY CLOSINGS OR LAYOFFS: In the event of a facility closing or layoff of employees by Operating Companies or the post-merger organization during the term of this agreement, such utility will provide 30 days’ advance notice of such action to the Attorney General and to DOER. Nothing in this Settlement Agreement shall be interpreted to abridge any collective bargaining rights regarding reductions to work force.

ARTICLE III: ADDITIONAL CONDITIONS

(1)	The making of this Settlement Agreement establishes no principles and shall not be deemed to foreclose any party from making any contention in any future proceeding or investigation, except as to those issues and proceedings that are stated in this Settlement Agreement as being specifically resolved and terminated by approval of this Settlement Agreement.

(2)	This Settlement Agreement shall not be deemed in any respect to constitute an admission by any party that any allegation or contention in this proceeding, or any facts relating to any other pending proceeding cited in this document, is true or false. Except as specified in this Settlement Agreement to accomplish the customer and shareholder benefits intended by this Settlement Agreement, the entry of an order by the Department approving the Settlement Agreement shall not in any respect constitute a determination by the Department as to the merits of any other issue raised in this proceeding or any proceeding cited in this document.

(3)

This Settlement Agreement is the product of settlement negotiations. The Settling Parties agree that the content of those negotiations (including any workpapers or documents produced in connection with the negotiations) are confidential to the extent permissible under the Massachusetts Public Records Law, G.L. c. 66, § 10 and G.L. c. 4, § 7,

cl. twenty-sixth, that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion, and, except to enforce rights related to this Settlement Agreement or defend against claims made under this Settlement Agreement, that they will not use the content of those negotiations in any manner in these or other proceedings involving one or more of the parties to this Settlement Agreement, or otherwise.

(4)	The provisions of this Settlement Agreement are not severable. This Settlement Agreement is conditioned on its approval in full by the Department on, but not prior to, April 4, 2012 (“Requested Approval Date”), and any supporting information or evidence provided to the Department during any proceeding to investigate this settlement shall not interpreted to vary the express terms of this Settlement Agreement. Notwithstanding any of the foregoing provisions, the Attorney General may, in her sole discretion, or DOER may, in its sole discretion, rescind the Settlement Agreement in its entirety prior to the Department’s issuance of an order approving the Settlement Agreement; provided that notice of such rescission must be filed, or submitted electronically, in writing with the Department. The Settling Parties agree that the Requested Approval Date of this Settlement Agreement may be extended upon the mutual consent of the Settling Parties and notification of such extension to the Department.

(5)

If the Department does not approve this Settlement Agreement in its entirety by the Requested Approval Date, or if, for any reason, the Proposed Merger is not consummated, this Settlement Agreement shall be null and void, even if already approved by the Department, and this Settlement Agreement and filed supporting documents shall be deemed to be withdrawn and shall not constitute a part of the record in any proceeding or used for any other purpose.

(6)	To the extent permitted by law, the Department shall have its usual jurisdiction to implement the terms of this Settlement Agreement. Nothing in this Settlement Agreement, however, shall be construed to prevent or delay the Attorney General from pursuing any cause of action related to this Settlement Agreement in court under G.L. c. 93A or otherwise.

(7)	Under no circumstances shall: (1) any charge under this Settlement Agreement or tariffs promulgated hereunder recover costs that are collected by the Operating Companies more than once, or through some other rate, charge or tariff; or (2) any charge recover costs more than once in any other rate, charge or tariff collected by the Operating Companies, it being acknowledged by the Settling Parties that such collection(s), unless fully refunded with interest, as soon as reasonably possible, shall constitute a breach of this Settlement Agreement when discovered and generally known and be deemed to violate the involved tariffs.

(8)	Notwithstanding any provision in this Settlement Agreement to the contrary, no part of this Settlement Agreement shall be interpreted to interfere with the Attorney General’s rights to petition the Department under G.L. c. 164, § 93, or otherwise under law or regulation, for a review of the Operating Companies, the post-merger organization, or their successors for any reason.

(9)	Any number of counterparts of this agreement may be executed, and each shall have the same force and effect as an original instrument, and as if all the parties to all the counterparts had signed the same instrument.

The signatories listed below represent that they are authorized on behalf of their principals to enter into this Settlement Agreement.

MARTHA COAKLEY, COMMONWEALTH OF MASSACHUSETTS ATTORNEY GENERAL	COMMONWEALTH OF MASSACHUSETTS DEPARTMENT OF ENERGY RESOURCES

/s/ Jesse S. Reyes	/s/ Anna Blumkin
By: Jesse S. Reyes Chief, Office of Ratepayer Advocacy Office of the Attorney General One Ashburton Place Boston, MA 02108-1598	By: Anna Blumkin Acting General Counsel Department of Energy Resources 100 Cambridge Street, Suite 900 Boston, MA 02114

NSTAR NSTAR ELECTRIC COMPANY NSTAR GAS COMPANY	NORTHEAST UTILITIES WESTERN MASSACHUSETTS ELECTRIC COMPANY

/s/ James J. Judge	/s/ David R. McHale
By: James J. Judge Senior Vice President and Chief Financial Officer NSTAR 800 Boylston Street Boston, MA 02199	By: David R. McHale Executive Vice President and Chief Financial Officer Northeast Utilities 56 Prospect Street Hartford, CT 06103

Dated: February 15, 2012

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